EXHIBIT 4.1

LOGILITY, INC.

1997 STOCK PLAN

(Amended and Restated Effective July 9, 2009)

(AS ADOPTED BY AMERICAN SOFTWARE, INC.)

American Software, Inc., a Georgia corporation (“ASI”), effective July 9, 2009 adopted the Logility, Inc. 1997 Stock Plan (the “Plan”). The Plan previously was adopted and approved by Logility, Inc., a Georgia corporation (“Logility”), which now is a wholly-owned subsidiary of ASI, effective as of August 7, 1997.

1. Purpose. The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of ASI’s business in order to serve the best interests of ASI. Stock Options granted under the Plan may be Incentive Stock Options or Nonqualified Stock Options, as such terms are hereinafter defined.

2. Definitions. The following terms, when used in the Plan with initial capital letters, will have the following meanings:

(a) “Act” means the Securities Exchange Act of 1934 as in effect from time to time.

(b) “Board” means the Board of Directors of ASI.

(c) “Change in Control” means the occurrence, prior to the expiration of a Stock Option, of any of the following events:

(i) ASI is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of ASI immediately prior to such transaction;

(ii) ASI sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of ASI immediately prior to such sale or transfer;

(iii) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Act) has become the direct or indirect beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Act) of securities representing 50% or more of the combined voting power of the then-outstanding Voting Stock of ASI;

(iv) ASI files a report or proxy statement with the Securities and Exchange Commission pursuant to the Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of ASI has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

(v) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of ASI cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each director who is first elected, or first nominated for election by ASI’s stockholders, by a vote of at least two-thirds of the directors of ASI (or a committee thereof) then still in office who were directors of ASI at the beginning of any such period will be deemed to have been a director of ASI at the beginning of such period; and provided further that this clause (v) shall not commence applicability until such time as at least five directors are serving concurrently on the Board, but shall apply thereafter regardless of the number of directors.

Notwithstanding the foregoing provisions of clauses (iii) or (iv) above, unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” will not be deemed to have occurred for purposes of clause (iii) or clause (iv) above (A) solely because (1) ASI, (2) a Subsidiary, or (3) any Company-sponsored employee stock ownership plan or any other employee benefit plan of ASI or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Act disclosing beneficial ownership by it of shares of Voting Stock of ASI, whether in excess of 50% or otherwise, or because ASI reports that a change in control of ASI has occurred or will occur in the future by reason of such beneficial ownership or any increase or decrease thereof; or (B) solely because of the distribution by American Software, Inc., a Georgia corporation (“ASI”), of all or any portion of its Voting Stock of ASI to the Shareholders of ASI.

(d) “Code” means the Internal Revenue Code of 1986, as in effect from time to time.

(e) “Committee” shall refer to either the Stock Option Committee or the Special Stock Option Committee.

(f) “Common Stock” means the Class A Common Shares of ASI, $0.10 par value per share, or any security into which such shares may be changed by reason of any transaction or event of the type described in Section 10.

(g) “Date of Grant” means the date specified by the Stock Option Committee or the Special Stock Option Committee, as applicable, on which a grant of Stock Options will become effective (which date will not be earlier than the date on which such Committee takes action with respect thereto).

(h) “Incentive Stock Option” means a Stock Option granted in accordance with Section 422 of the Code.

(i) “Market Value per Share” means (i) for Stock Options granted prior to ASI’s registration of the Common Stock under the Securities Exchange Act of 1934 (“1934 Act Registration”), the fair market value per share of the Common Stock on the Date of Grant as determined by the Stock Option Committee or the Special Stock Option Committee, as applicable, and (ii) with respect to Stock Options granted after 1934 Act Registration, the average of the high and low closing sale prices as reported on any national securities exchange or automated quotation system on which the Common Stock is listed on the Date of Grant if such date is a trading day and, if such date is not a trading day, on the immediately preceding date which is a trading day.

(j) “Nonemployee Director” means a member of the Board who is not an employee of ASI or any Subsidiary and who qualifies as a “disinterested person” within the meaning of Rule 16b-3.

(k) “Nonqualified Stock Option” means a Stock Option other than an Incentive Stock Option.

(l) “Option Price” means the purchase price per share payable on exercise of a Stock Option.

(m) “Participant” means a person who is selected by the Stock Option Committee or the Special Stock Option Committee, as applicable, to receive Stock Options and who is at that time (i) an executive officer or other key employee of ASI or any Subsidiary, (ii) an advisor or consultant to ASI or any Subsidiary, or (iii) a member of the Board.

(n) “Rule 16b-3” means Rule 16b-3 under Section 16 of the Act, as such Rule is in effect from time to time.

(o) “Special Stock Option Committee” means (i) a committee that at all times consists of at least two Nonemployee Directors and all of whose members qualify as “outside directors” within the meaning of Section 162(m) of the Code.

(p) “Stock Option” means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 4 or 5.

(q) “Stock Option Committee” means the Stock Option Committee appointed by the Board. Prior to the appointment of such a committee, the Board shall be deemed the Stock Option Committee.

(r) “Subsidiary” means any corporation, partnership, joint venture or other entity in which ASI owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock issued by such corporation, partnership, joint venture or other entity.

(s) “10-Percent Shareholder” means any person who at the time of a Stock Option grant owns capital stock of ASI possessing more than 10% of the combined voting power of all classes of capital stock of ASI.

3. Shares Available Under Plan. The shares of Common Stock which may be issued under the Plan will not exceed in the aggregate 281,024 shares, subject to adjustment as provided in Section 10. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. This maximum number represents shares of Common Stock that may be issued under Stock Options outstanding effective July 9, 2009. Any shares of Common Stock that are subject to Stock Options that are terminated, expire unexercised, are forfeited or are surrendered will not again be available for issuance under the Plan. No further Stock Options may be granted under the Plan.

Sections 4-8 Omitted.

9. Transferability. Except as otherwise expressly provided in the agreement evidencing a Stock Option, or in any amendment to such agreement, no Stock Option will be transferable by a Participant other than by will or the laws of descent and distribution, and during the lifetime of the Participant may be exercised only by the Participant.

10. Adjustments. The Board or the appropriate Stock Option Committee under Section 12 may make or provide for such adjustments in the maximum number of shares of Common Stock specified in Section 3, in the number of shares of Common Stock covered by outstanding Stock Options or in the Option Price applicable to any such Stock Options and/or in the kind of shares covered thereby (including shares of another issuer), as the Board or such Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of ASI, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. Any fractional shares resulting from the foregoing adjustments will be eliminated.

11. Withholding of Taxes. To the extent that ASI is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by a Participant under the Plan and the amounts available to ASI for such withholding are insufficient, it will be a condition to the realization of such benefit that the Participant make arrangements satisfactory to ASI for payment of the balance of such taxes required to be withheld. In addition, if permitted by appropriate Committee under Section 12, a Participant may elect to have any withholding obligation of the Company satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be issued pursuant to any Stock Option a number of shares with an aggregate Market Value per Share (as of the date the withholding is effected) that would satisfy the minimum withholding amount due, or (ii) transferring to the Company shares of Common Stock owned by the Participant with an aggregate Market Value per Share (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

12. Administration of the Plan.

(a) The Plan will be administered by the Stock Option Committee with respect to Stock Options held by persons who are not executive officers of ASI and by the Special Stock Option Committee with respect to Stock Options held by executive offers of ASI. For purposes of any action taken by the Stock Option Committee or the Special Stock Option Committee, whichever is applicable, a majority of the members will constitute a quorum, and the action of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of such Committee.

(b) Subject to the allocation of administrative responsibilities set forth in Section 12(a), the Stock Option Committee and the Special Stock Option Committee have the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing the grant of a Stock Option. The interpretation and construction by the Stock Option Committee, the Special Stock Option Committee or the Board of Directors, as applicable, of any such provision and any determination by the respective Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Board or of either Committee will be liable for any such action or determination made in good faith.

(c) Notwithstanding the provisions of Section 12(b), if any authority, discretion or responsibility granted to the Special Stock Option Committee under the Plan would, if exercised or discharged by the Special Stock Option Committee, cause any Stock Option held by an executive officer of ASI to fail to satisfy the requirements of Rule 16b-3, such authority, discretion or responsibility may be exercised by the Board to the same extent and with the same effect as if exercised by the Special Stock Option Committee; provided, however, that such act of the Board will not cause the any such Stock Option to fail to satisfy the requirements of Rule 16b-3 or cause any member of the Special Stock Option Committee to cease to be a disinterested administrator for purposes of Rule 16b-3.

13. Amendments, Etc.

(a) The Stock Option Committee, or the Special Stock Option Committee, as applicable, or the Board of Directors may, without the consent of the Participant, amend any agreement evidencing a Stock Option, or otherwise take action, to accelerate the time or times at which the Stock Option may be exercised, to extend the expiration date of such Stock Option, to waive any other condition or restriction applicable to such Participant or to the exercise of such Stock Option, to reduce the exercise price of such Stock Option, to amend the definition of a Change in Control to expand the events that would constitute a Change in Control, even if such definition may be different from that contained in the Plan, and may amend any such agreement in any other respect with the consent of the Participant.

(b) The Plan may be amended from time to time by the Board but may not be amended without further approval by the shareholders of ASI if such Plan amendment would result in any Stock Options under no longer satisfying the requirements of

Rule 16b-3. In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, the Securities and Exchange Commission, the FINRA, any stock exchange upon which the Common Stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over ASI, the Common Stock or the Plan requires the Plan to be amended, or in the event Rule 16b-3 is amended or supplemented (e.g., by addition of alternative rules) or any of the rules under Section 16 of the Act are amended or supplemented to permit ASI to remove or lessen any restrictions on or with respect to Stock Options, the Board of Directors reserves the right to amend the Plan to the extent of any such requirement, amendment or supplement, and all Stock Options then outstanding will be subject to such amendment.

(c) The Plan may be terminated at any time by action of the Board, but in any event will terminate on the tenth anniversary of the effective date of the Plan. The termination of the Plan will not adversely affect the terms of any outstanding Stock Option.

(d) The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with ASI or any Subsidiary, nor will it interfere in any way with any right ASI or any Subsidiary would otherwise have to terminate a Participant’s employment or other service at any time.

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